Filed pursuant to Rule 424(b)(5)
                                   Registration Nos. 33-47813, 33-69786,
                                    333-64685 and 64685-01


                   SUBJECT TO COMPLETION, DATED JUNE 17, 1999

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 17, 1999)

                              FPL GROUP CAPITAL INC

              $__________ ___% DEBENTURES, SERIES DUE ______, 200__
              $__________ ___% DEBENTURES, SERIES DUE ______, 200__

               THE DEBENTURES WILL BE ABSOLUTELY, IRREVOCABLY AND
                          UNCONDITIONALLY GUARANTEED BY
                                 FPL GROUP, INC.

                            -------------------------

         FPL Group Capital will pay interest, in cash, on the Debentures of each series on June 1 and December 1 of each year, beginning December 1, 1999. FPL Group Capital may redeem the Debentures of either series at any time prior to their maturity, in whole or in part, upon at least 30 but not more than 60 days notice, at a redemption price calculated using the formula set forth on pages S-4 through S-5 of this Prospectus Supplement.

         FPL Group Capital's corporate parent, FPL Group, has agreed to absolutely, irrevocably and unconditionally guarantee the payment of principal, interest and premium on the Debentures of each series. The Debentures are unsecured and rank equally with FPL Group Capital's other unsecured indebtedness. FPL Group Capital does not plan to list the Debentures of either series on any securities exchange.

         Both FPL Group Capital's and FPL Group's principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number (561) 694-4000, and their mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

                            -------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                         PER ___%    TOTAL FOR ___%  PER ___%    TOTAL FOR ___%
                         DEBENTURE   DEBENTURES      DEBENTURE   DEBENTURES
                         ---------   -------------   ---------   --------------

Price to
 Public................    ____%     $___________       ____%    $___________
Underwriting
 Discount..........        ____%     $___________       ____%    $___________
Proceeds to
  FPL Group Capital
  (before expenses)......  ____%     $___________       ____%    $___________

         In addition to the Price to Public set forth above, each purchaser will pay an amount equal to the interest accrued on the Debentures from June 1, 1999, to the date that the Debentures are delivered to that purchaser. FPL Group Capital currently expects to issue the Debentures and deliver them to the underwriters in book-entry form only, through the facilities of The Depository Trust Company, on or about June ___, 1999.

                            -------------------------

         The following underwriters have severally agreed to purchase the Debentures on a firm commitment basis:

BANC OF AMERICA SECURITIES LLC
                                   CHASE SECURITIES INC.
                                                            SALOMON SMITH BARNEY


            The date of this Prospectus Supplement is June ___, 1999.


The information in this Prospectus Supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. Neither this Prospectus Supplement nor the accompanying Prospectus is an offer to sell these securities and neither is soliciting any offer to buy these securities in any state where the offer or sale is not permitted.

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS. NEITHER FPL GROUP CAPITAL NOR FPL GROUP HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NEITHER FPL GROUP CAPITAL NOR FPL GROUP IS MAKING AN OFFER OF THE DEBENTURES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                            ------------------------


                                TABLE OF CONTENTS

                                      PAGE

                              PROSPECTUS SUPPLEMENT

Use of Proceeds............................................................S-3
Certain Terms of the Debentures............................................S-3
Underwriting...............................................................S-9

                                   PROSPECTUS

Available Information........................................................2
Incorporation of Certain
  Documents by Reference.....................................................2
Safe Harbor Statement Under the Private
  Securities Litigation Reform Act of 1995...................................3
The Company..................................................................4
FPL Group, Inc...............................................................4
Use of Proceeds..............................................................4
Consolidated Ratio of
  Earnings to Fixed Charges..................................................5
Description of Offered Debt Securities.......................................5
Description of the Guarantee................................................13
Plan of Distribution........................................................15
Experts.....................................................................15
Legal Opinions..............................................................16

                                 USE OF PROCEEDS

         The information in this section adds to the information in the "Use of Proceeds" section on page 4 of the accompanying Prospectus. Please read these two sections together.

         FPL Group Capital Inc (the "FPL Group Capital") will add the net proceeds from the sale of the Debentures to its general funds. FPL Group Capital expects to use its general funds to repay a portion of commercial paper issued in connection with investments by FPL Group Capital in independent power projects. As of March 31, 1999, FPL Group Capital had an aggregate of $387 million of commercial paper outstanding, which had maturities of up to 78 days and which had annual interest rates ranging from 4.91% to 4.96%. On April 7, 1999, FPL Group Capital completed the purchase of the non-nuclear generating assets of Central Maine Power Company for a purchase price of approximately $850 million, which was financed primarily with the issuance of commercial paper having maturities of up to 146 days and annual interest rates ranging from 4.87% to 5.04%. FPL Group Capital will invest general funds not immediately used for these purposes or other purposes in short-term instruments.


                         CERTAIN TERMS OF THE DEBENTURES

         The information in this section adds to the information in the "Description of Offered Debt Securities" section beginning on page 5 of the accompanying Prospectus. Please read these two sections together.

         GENERAL. FPL Group Capital is currently offering a maximum of $____________ principal amount of ___% Debentures and a maximum of $___________ principal amount of ___% Debentures. The ___% Debentures and the ___% Debentures are referred to in this Prospectus Supplement together as the "Debentures".

         FPL Group Capital will issue the Debentures under the Indenture, dated as of June 1, 1999, between FPL Group Capital and The Bank of New York, as Indenture Trustee. An Officer's Certificate supplements the Indenture and establishes the specific terms of the ___% Debentures. Another Officer's Certificate supplements the Indenture and establishes the specific terms of the ___% Debentures. Under the Indenture, FPL Group Capital may issue an unlimited amount of additional debt securities.

         The Indenture Trustee will initially be the Security Registrar and the Paying Agent for the Debentures. All transactions with respect to the Debentures, including registration, transfer and exchange of the Debentures, will be handled by the Security Registrar at an office that FPL Group Capital designates in New York City. FPL Group Capital has initially designated The Corporate Trust Office of the Indenture Trustee as the office in which those transactions will be handled. In addition, holders of the Debentures should address any notices to FPL Group Capital regarding the Debentures to that office. FPL Group Capital will notify holders of the Debentures of any change in the location of that office.

         INTEREST AND PAYMENT. FPL Group Capital will pay interest in cash on the ___% Debentures at ___% per annum, and on the ___% Debentures at ___% per annum. The ___% Debentures will mature on _____, 200__ and the ___% Debentures will mature on ______, 200__. FPL Group Capital will pay interest on the Debentures on June 1 and December 1 of each year, beginning December 1, 1999 (each an "Interest Payment Date"). On each Interest Payment Date, FPL Group Capital will pay interest on each Debenture to the person in whose name such Debenture is registered at the close of business on the 15th day before such Interest Payment Date. Interest on the Debentures will accrue from and including June 1, 1999 to and excluding the first Interest Payment Date. Starting on the first Interest Payment Date, interest on each Debenture will accrue from and including the last Interest Payment Date to which FPL Group Capital has paid, or duly provided for the payment of, interest on that Debenture. No interest will accrue on a Debenture for the day that the Debenture matures.

         OPTIONAL REDEMPTION. FPL Group Capital may redeem any of the Debentures, at its option, at any time or from time to time, on any date prior to their maturity (each a "Redemption Date"). FPL Group Capital will give notice of its intent to redeem Debentures at least 30 days prior to a Redemption Date. If FPL Group Capital redeems all or any part of the ___% Debentures or the ___% Debentures, it will pay a redemption price ("Redemption Price") equal to the sum of (1) 100% of the principal amount of the Debentures being redeemed plus (2) accrued and unpaid interest thereon, if any, to the Redemption Date plus (3) any applicable "make-whole premium." The Redemption Price for Debentures will never be less than 100% of the principal amount of those Debentures plus accrued and unpaid interest on those Debentures to the Redemption Date.

         The amount of the make-whole premium with respect to any Debentures to be redeemed will be equal to the excess, if any, of:

         (1) the sum of the present values, calculated as of the Redemption Date, of:

               (a) each interest payment that, but for such redemption, would have been payable on the Debentures being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued interest for the period prior to the Redemption Date); and

               (b) the principal amount that, but for such redemption, would have been payable at the final maturity of the Debentures being redeemed; over

         (2)   the principal amount of the Debentures being redeemed.

         The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus __ basis points for the ___% Debentures and ___ basis points for the ___% Debentures.

         FPL Group Capital will appoint an independent investment banking institution of national standing to calculate the make-whole premium; provided that Banc of America Securities LLC will make such calculation if (1) FPL Group Capital fails to make such appointment at least 30 days prior to the Redemption Date, or (2) the institution so appointed is unwilling or unable to make such calculation. If Banc of America Securities LLC is to make such calculation but is unwilling or unable to do so, then the Indenture Trustee will appoint an independent investment banking institution of national standing to make such calculation. In any case, the institution making such calculation is referred to in this Prospectus Supplement as an "Independent Investment Banker."

         For purposes of determining the make-whole premium, "Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Debentures to be redeemed, calculated to the nearest 1/12th of a year (the "Remaining Term"). The Independent Investment Banker will determine the Treasury Yield as of the third business day immediately preceding the applicable Redemption Date.

         The Independent Investment Banker will determine the weekly average yields of United States Treasury Notes by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Independent Investment Banker will calculate the Treasury Yield by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). The Independent Investment Banker will round any weekly average yields so calculated to the nearest 1/100th of 1%, and will round upward for any figure of 1/200th of 1% or above. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Independent Investment Banker will select comparable rates and calculate the Treasury Yield by reference to those rates.

         If FPL Group Capital at any time elects to redeem only a part of the ___% Debentures or the ___% Debentures, the Security Registrar will select the particular Debentures to be redeemed using any method that it deems fair and appropriate.

         If at the time notice of redemption is given, the redemption moneys are not on deposit with the Indenture Trustee, then the redemption shall be subject to their receipt before the Redemption Date and such notice shall be of no effect unless such moneys are received.

         MANDATORY REDEMPTION. The following constitute "Guarantor Events" with respect to the Debentures:

         (1) the Guarantee Agreement, dated as of ___________, 1999, between FPL Group, Inc. ("FPL Group"), as Guarantor (the "Guarantor"), and The Bank of New York (as Guarantee Trustee), ceases to be in full force and effect;

         (2) a court issues a decree ordering or acknowledging the bankruptcy or insolvency of the Guarantor, or appointing a custodian, receiver or other similar official for the Guarantor, or ordering the winding up or liquidation of its affairs, and the decree remains in effect for 90 days; or

         (3) the Guarantor seeks or consents to relief under Federal or State bankruptcy or insolvency laws, or to the appointment of a custodian, receiver or other similar official for the Guarantor, or makes an assignment for the benefit of its creditors, or admits in writing that it is bankrupt or insolvent.

         FPL Group Capital shall, if a Guarantor Event occurs and is continuing, redeem all of the outstanding ___% Debentures and all of the outstanding ___% Debentures within 60 days after the occurrence of the Guarantor Event at a redemption price equal to the principal amount thereof plus accrued interest to the date of redemption unless, within 30 days after the occurrence of the Guarantor Event, Standard & Poor's Ratings Group and Moody's Investors Service (if the Debentures are then rated by those rating agencies, or, if the Debentures are not then rated by those rating agencies but are then rated by one or more other nationally recognized rating agencies, then at least one of those other nationally recognized rating agencies) shall have reaffirmed in writing that, after giving effect to such Guarantor Event, the credit rating on the Debentures is investment grade (i.e. in one of the four highest categories, without regard to subcategories within such rating categories, of such rating agency).

         If a Guarantor Event occurs and FPL Group Capital is not required to redeem the Debentures as described above, FPL Group Capital will provide to the Indenture Trustee and the holders of the Debentures annual and quarterly reports containing the information that FPL Group Capital would be required to file with the Securities and Exchange Commission under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 if it were subject to the reporting requirements of those Sections. If FPL Group Capital is, at that time, subject to the reporting requirements of those Sections, the filing of annual and quarterly reports with the Securities and Exchange Commission pursuant to those Sections will satisfy this requirement.

         EVENTS OF DEFAULT. In addition to the events of default relating to any series of debt securities issued under the Indenture, as set forth under the "Description of Offered Debt Securities -- Events of Default" section on pages 8 and 9 of the accompanying Prospectus, each of the following events will be an event of default under the Indenture with respect to the Debentures:

         (1) the Guarantor consolidates with or merges into any other entity or sells or leases substantially all of its assets to any entity, unless

               (a) the entity formed by such consolidation or into which the Guarantor is merged, or the entity to which the Guarantor conveys, transfers or leases substantially all of its properties and assets is an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and expressly assumes the obligations of the Guarantor under the Guarantee Agreement; and

               (b) immediately after giving effect to such transaction, no event of default under the Indenture and no event that, after notice or lapse of time or both, would become an event of default under the Indenture, shall have occurred and be continuing; or

         (2) FPL Group Capital fails to redeem any of the Debentures that it is required to redeem as described under "Certain Terms of the Debentures - Mandatory Redemption" above.

         BOOK-ENTRY ONLY ISSUANCE - THE DEPOSITORY TRUST COMPANY. The Depository Trust Company ("DTC") will act as securities depositary for the Debentures. The Debentures will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates for each series of the Debentures, representing the aggregate principal amount of such series of Debentures, will be issued and will be deposited with DTC.

         The following is based upon information furnished by DTC:

                    DTC is a limited-purpose trust company organized under the
               New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

                    Purchases of Debentures within the DTC system must be made by or through Direct Participants, which will receive a credit for the Debentures on DTC's records. The ownership interest of each actual purchaser of each Debenture ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Debentures, except in the event that use of the book-entry system for the Debentures is discontinued, as discussed below.

                    To facilitate subsequent transfers, all Debentures deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

                    The delivery of notices and other communications by DTC to
               Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

                    Redemption notices will be sent to Cede & Co., as registered holder of the Debentures. If less than all of the Debentures are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

                    Neither DTC nor Cede & Co. will itself consent or vote with respect to Debentures. Under its usual procedures, DTC mails an Omnibus Proxy to FPL Group Capital as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

                    Payments on the Debentures will be made to DTC. DTC's
               practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants and not of DTC or FPL Group Capital, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC will be the responsibility of FPL Group Capital, disbursement of payments to Direct Participants will be the responsibility of DTC, and further disbursement of payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

         DTC may discontinue providing its services as securities depositary with respect to the Debentures at any time by giving notice to FPL Group Capital. Under such circumstances, in the event that a successor securities depositary is not obtained, Debenture certificates will be delivered to the Beneficial Owners. Additionally, FPL Group Capital may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificates for the Debentures will be delivered.

         Except as provided herein, a Beneficial Owner of an interest in a global Debenture certificate will not be entitled to receive physical delivery of Debentures. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Debentures.

         So long as Cede & Co. is the registered owner of any series of Debentures, as nominee of DTC, references herein to holders of such series of Debentures shall mean Cede & Co. or DTC and shall not mean the Beneficial Owners of the Debentures.

         DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

         However, DTC's ability to perform properly its services is also dependent upon other parties including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

         According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

         The information in this section concerning DTC, DTC's Year 2000 efforts, and DTC's book-entry system and procedures has been obtained from sources that FPL Group Capital and FPL Group believe to be reliable, but neither FPL Group Capital, FPL Group nor the Underwriters take any responsibility for the accuracy thereof. Neither FPL Group Capital, FPL Group, the Indenture Trustee or the Underwriters will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Debentures or for maintaining, supervising or reviewing any records relating thereto.

                                  UNDERWRITING

         FPL Group Capital is selling the Debentures to the underwriters named in the table below (the "Underwriters") pursuant to an Underwriting Agreement dated ______, 1999. FPL Group Capital has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, the principal amount of Debentures set forth opposite that Underwriter's name in the table below:
                                       PRINCIPAL AMOUNT       PRINCIPAL AMOUNT
UNDERWRITER                            OF  % DEBENTURES       OF  % DEBENTURES
-----------                            ----------------       ----------------
Banc of America
  Securities LLC...................    $                      $
                                        ---------------        ---------------
Chase Securities Inc...............    $                      $
                                        ---------------        ---------------
Salomon Smith Barney Inc...........    $                      $
                                        ---------------        ---------------
         Total.....................    $                      $
                                        ===============        ===============


         Under the terms and conditions of the Underwriting Agreement, the Underwriters must buy all of the Debentures if they buy any of them. The Underwriting Agreement provides that the obligations of the Underwriters pursuant thereto are subject to certain conditions. The Underwriters will sell the Debentures to the public when and if the Underwriters buy the Debentures from FPL Group Capital.

         The Underwriters will sell the Debentures in part directly to the public at the price to the public set forth on the cover page of this Prospectus Supplement, and in part to certain dealers at the price to the public less the concession set forth in the table below. FPL Group Capital will compensate the Underwriters by selling the Debentures to them at a price that is less than the price to the public by the amount of the "Underwriting Discount" set forth in the table below. The Underwriters may sell Debentures to certain dealers at a price that is less than the price to the public by no more than the amount of the "Initial Dealers' Concession" set forth in the table below. The Underwriters and such dealers may sell Debentures to certain other dealers at a price that is less than the price to the public by no more than the amount of the "Reallowed Dealers' Concession" set forth in the table below.


                              ___% DEBENTURES             ___% DEBENTURES
                          (EXPRESSED AS A PERCENTAGE  (EXPRESSED AS A PERCENTAGE
                              OF PRINCIPAL AMOUNT)         OF PRINCIPAL AMOUNT)
                       ----------------------------   --------------------------


Underwriting
Discount.............                ___%                      ___%

Initial Dealers'
Concession...........                ___%                      ___%

Reallowed Dealers'
Concession...........                ___%                      ___%


         An Underwriter may reject offers for the Debentures in whole or in part. After the initial public offering of the Debentures, the Underwriters may change the offering price and other selling terms of the Debentures.

         FPL Group Capital estimates that its expenses in connection with the sale of the Debentures, other than underwriting discounts, will be $___________. This estimate includes expenses relating to printing, rating agency fees, trustees' fees and legal fees, among other expenses.

     There is no established trading market for the Debentures. The Underwriters have advised FPL Group Capital that they intend to make a trading market in the Debentures but are not obligated to do so and may discontinue market-making at any time without notice. FPL Group Capital cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the Debentures.

         FPL Group Capital has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         The Underwriters, as well as dealers and agents, may purchase and sell ___% Debentures or ___% Debentures in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids and purchases made to prevent or slow a decline in the market price of the ___% Debentures or the ___% Debentures. Syndicate short positions arise when the Underwriters or agents sell more ___% Debentures or ___% Debentures than FPL Group Capital is required to sell to them in the offering. The Underwriters may also impose penalty bids whereby the underwriting syndicate may reclaim selling concessions allowed either syndicate members or broker dealers who sell ___% Debentures or ___% Debentures in the offering for their own account if the syndicate repurchases the ___% Debentures or the ___% Debentures in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the ___% Debentures or the ___% Debentures, which may be higher as a result of these activities than it might otherwise be in the open market. These activities, if commenced, may be discontinued at any time without notice.

         Certain of the Underwriters or their affiliates may engage from time to time in various general financing and banking transactions with FPL Group Capital and its affiliates.

PROSPECTUS


                                  $625,000,000

                              FPL GROUP CAPITAL INC
                                 DEBT SECURITIES

                  ABSOLUTELY AND UNCONDITIONALLY GUARANTEED BY
                                 FPL GROUP, INC.

         FPL Group Capital Inc, a Florida corporation (the "Company"), which is a wholly-owned subsidiary of FPL Group, Inc., a Florida corporation ("FPL Group"), intends from time to time to issue and sell up to $625,000,000 aggregate principal amount of its unsecured debt securities entitled notes, debentures or other designations of indebtedness ("Offered Debt Securities") on terms to be determined when the agreement to sell is made or at the time of sale. For each issue of Offered Debt Securities for which this Prospectus is being delivered there is an accompanying Prospectus Supplement or Prospectus Supplements (each a "Prospectus Supplement") that set forth the series designation, aggregate principal amount of the issue, purchase price, maturity date, interest rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates, times of payment of interest, whether all or a portion of the Offered Debt Securities will be issued in global form, redemption terms, if any, and other specific terms of the offering and the Offered Debt Securities.

         The Offered Debt Securities will be fully and unconditionally guaranteed pursuant to a Guarantee Agreement (the "Guarantee") between FPL Group, as Guarantor (the "Guarantor"), and The Bank of New York, as Guarantee Trustee (the "Guarantee Trustee"). The Guarantee will be an unsecured obligation of FPL Group, and will rank pari passu with all other unsecured and unsubordinated indebtedness of FPL Group.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Company may sell the Offered Debt Securities directly or through agents designated from time to time or to or through underwriters or dealers or a group of underwriters. See "Plan of Distribution." If any agents of the Company or any underwriters are involved in the sale of the Offered Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters, the initial price to the public, any applicable commissions or discounts and the net proceeds to the Company with respect to such Offered Debt Securities are set forth in the Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for underwriters or agents.

                  THE DATE OF THIS PROSPECTUS IS JUNE 17, 1999

                              AVAILABLE INFORMATION

     FPL Group is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 1401 Brickell Avenue, Suite 200, Miami, Florida 33131. Copies of such material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a World Wide Web site (http://www.sec.gov) that contains reports and other information filed by FPL Group. In addition, securities of FPL Group are listed on the New York Stock Exchange, and reports, proxy statements and other information concerning FPL Group may be inspected at the offices of The New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005.

     The Company and FPL Group have filed with the SEC a combined registration statement on Form S-3 (together with all exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. The information so omitted may be obtained from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed, each such statement being qualified in its entirety by such reference.

     In 1994, the SEC granted conditional relief to the Company from the reporting requirements of the Exchange Act, and therefore, the Company has not, since such time, filed periodic reports and other information pursuant to the requirements of the Exchange Act. Since such time, FPL Group has included in its Exchange Act reports summarized financial information relating to the Company as described in Rule 1-02(aa)(1) of Regulation S-X promulgated under the Securities Act. FPL Group will continue to so include this information but does not intend to include in its consolidated financial statements any other separate financial information with respect to the Company because the Company has determined that this information is not material to the holders of the Offered Debt Securities.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by FPL Group with the SEC are incorporated by reference in this prospectus:

1. Annual Report on Form 10-K for the year ended December 31, 1998.

2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

3. Current Reports on Form 8-K filed with the SEC on March 17, 1999 and April 16, 1999.

All documents filed by FPL Group pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of the initial Registration Statement of which this Prospectus is a part and prior to the effectiveness of the Registration Statement shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof. All documents filed by FPL Group with the SEC pursuant to Section 13(a), 15(c), 14, or 15(d) of the

Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or in any accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     FPL Group undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the documents referred to above that have been incorporated by reference in this Prospectus excluding the exhibits thereto (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:
Robert J. Reger, Jr., Esq., Thelen Reid & Priest LLP, 40 West 57th Street, New York, New York 10019, telephone (212) 603-2000.

     FPL Group will prepare and file annually with The Bank of New York, the trustee under the Indenture (as hereinafter defined), pursuant to which the Offered Debt Securities will be issued, its audited financial statements (with an opinion expressed by independent public accountants) for the prior fiscal year and, quarterly, its unaudited financial statements.


                           SAFE HARBOR STATEMENT UNDER
              THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 ("Reform Act"), FPL Group and the Company are hereby filing cautionary statements identifying important factors that could cause FPL Group's and the Company's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of FPL Group or the Company which are made in this registration statement, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "projection" or "outlook") are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause FPL Group's or the Company's actual results to differ materially from these contained in forward-looking statements made by or on behalf of FPL Group or the Company.

     Any forward-looking statement speaks only as of the date on which such statement is made, and neither FPL Group nor the Company undertakes any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

     Some important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements include prevailing governmental policies and regulatory actions with respect to allowed rates of return, industry and rate structure, operation of nuclear power facilities, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of fuel and purchased power costs, decommissioning costs, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs).

     The business and profitability of FPL Group and the Company are also influenced by economic and geographic factors including political and economic risks, changes in and compliance with environmental and safety laws and policies, weather conditions (including natural disasters such as hurricanes), population growth rates and demographic patterns, competition for retail and wholesale customers, pricing and transportation of commodities, market demand for energy from plants or facilities, changes in tax rates or policies or in rates of inflation, unanticipated development project delays or changes in project costs, unanticipated changes in operating expenses and capital expenditures, capital market conditions, competition for new energy development opportunities, legal and administrative proceedings (whether civil, such as environmental, or criminal) and settlements, and any unanticipated impact of the year 2000, including delays or changes in cost of year 2000 compliance, or the failure of major suppliers, customers and others with whom FPL Group or the Company does business to resolve their own year 2000 issues on a timely basis.

     All such factors are difficult to predict, contain uncertainties which may materially affect actual results, and are beyond the control of FPL Group and the Company.


                                   THE COMPANY

     The Company, a Florida corporation incorporated in 1985 and a wholly-owned subsidiary of FPL Group, holds the capital stock and provides funding for the operations of FPL Group's subsidiaries other than Florida Power & Light Company. The Company's business activities mainly consist of independent power projects. Reference is made to FPL Group's latest Annual Report on Form 10-K for a description of the Company's business.


                                 FPL GROUP, INC.

     FPL Group, a Florida corporation, is a holding company. FPL Group's principal subsidiary, Florida Power & Light Company, is engaged in the generation, transmission, distribution and sale of electric energy. Other operations are conducted through the Company. Reference is made to FPL Group's latest Annual Report on Form 10-K for a description of FPL Group's business.


                                 USE OF PROCEEDS

     Except as otherwise described in the Prospectus Supplement accompanying this Prospectus, the net proceeds to be received from the sale of the Offered Debt Securities will be added to the Company's general funds and will be used to repay all or a portion of short-term borrowings outstanding at the time of such sales, to redeem or purchase certain of the Company's outstanding long-term debt obligations or for other corporate purposes. Proceeds not immediately required for the foregoing purposes will be temporarily invested in short-term instruments.

                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratio of earnings to fixed charges for FPL Group for the periods indicated:

   Three Months
      Ended
    March 31,                       Years ended December 31,
----------------     ----------------------------------------------------------

       1999          1998       1997        1996        1995       1994
       ----          ----       ----        ----        ----       ----
       7.34          3.88       4.09        4.20        3.97       3.54



                     DESCRIPTION OF OFFERED DEBT SECURITIES

     The Offered Debt Securities will be issued in one or more series under an Indenture (as amended and supplemented from time to time, the "Indenture") between the Company and The Bank of New York or other financial institutions to be named, as Trustee (each an "Indenture Trustee"), which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following description of the terms of the Offered Debt Securities does not purport to be complete and is qualified in its entirety by reference to (i) the Indenture and (ii) one or more Board of Directors resolutions or officer's certificates establishing the Offered Debt Securities to which a form of Offered Debt Security is attached. Whenever particular provisions or defined terms in the Indenture are referred to under this DESCRIPTION OF OFFERED DEBT SECURITIES, such provisions or defined terms are incorporated by reference herein.

     GENERAL. The Indenture provides for the issuance of debentures, notes or
     -------
other evidence of indebtedness by the Company in an unlimited amount from time to time. The Offered Debt Securities and all other debentures, notes or other evidences of indebtedness of the Company issued under the Indenture are collectively referred to herein as the "Debt Securities."

         The Offered Debt Securities of each series will be unsecured obligations of the Company. The Indenture does not limit the Company's ability to provide collateral security with respect to other Debt Securities. All Debt Securities issued under the Indenture will rank equally and ratably with all other Debt Securities issued under the Indenture, except to the extent that the Company elects to provide collateral security with respect to any Debt Security without providing such collateral security to all Outstanding Debt Securities. The Indenture does not limit other unsecured debt. The Company is a holding company that derives substantially all of its income from its subsidiaries. The Debt Securities therefore will be effectively subordinated to debt and preferred stock at the subsidiary level. The Indenture contains no limit on the amount of debt and preferred stock issuable by the Company's subsidiaries.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit upon the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the principal of the Offered Debt Securities is payable; (4) the rate or rates at which the Offered Debt Securities will bear interest, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any interest payable on any Interest Payment Date and the Person or Persons to whom interest on such Offered Debt Securities will be payable on any Interest Payment Date, if other than the Persons in whose names such Offered Debt Securities are registered at the close of business on the Regular Record Date for such interest; (5) the place or places at which or methods by which the Offered Debt Securities will be payable and registration of transfer or exchange of the Offered Debt Securities may be effected and notices and demands to or upon the Company in respect of the Offered Debt Securities and the Indenture may be served; the Security Registrar and any Paying Agent or Agents for such Offered Debt Securities; and, if such is the case, that the principal of such Offered Debt Securities will be payable without presentment or surrender thereof; (6) the period or periods within, or date or dates on which, the price or prices at which and the terms and conditions upon which Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company and any restrictions on such redemptions; (7) the obligation or obligations, if any, of the Company to redeem or purchase any of the Offered Debt Securities pursuant to any sinking fund or other mandatory redemption provisions or at the option of the Holder thereof, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the Holder; (8) the denominations in which any Offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (9) the currency or currencies in which the principal of or any premium or interest on the Offered Debt Securities will be payable (if other than in Dollars); (10) if the principal of or any premium or interest on the Offered Debt Securities is to be payable, at the election of the Company or the Holder thereof, in a coin or currency other than that in which the Offered Debt Securities are stated to be payable, the period or periods within which and the terms and conditions upon which, such election is to be made; (11) if the principal of or premium or interest on the Offered Debt Securities is to be payable, or is to be payable at the election of the Company or a Holder thereof, in securities or other property, the type and amount of such securities or other property, and the period or periods within which, and the terms and conditions upon which, any such election may be made; (12) if the amount payable in respect of principal of or any premium or interest on the Offered Debt Securities may be determined with reference to an index or other fact or event ascertainable outside of the Indenture, the manner in which such amounts will be determined;
(13) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; (14) any Events of Default, in addition to those specified in the Indenture, with respect to the Offered Debt Securities and any covenants of the Company for the benefit of the Holders of the Offered Debt Securities, in addition to those specified in the Indenture; (15) the terms, if any, pursuant to which the Offered Debt Securities may be converted into or exchanged for shares of capital stock or other securities of the Company or any other Person; (16) the obligations or instruments, if any, which will be considered to be Eligible Obligations in respect of such Offered Debt Securities denominated in a currency other than Dollars or in a composite currency, and any additional or alternative provisions for the reinstatement of the Company's indebtedness in respect of such Offered Debt Securities after the satisfaction and discharge thereof; (17) if the Offered Debt Securities are to be issued in global form, (i) any limitations on the rights of the Holder or Holders of such Offered Debt Securities to transfer or exchange the same or to obtain the registration of transfer thereof, (ii) any limitations on the rights of the Holder or Holders thereof to obtain certificates therefor in definitive form in lieu of temporary form and (iii) any and all other matters incidental to such Offered Debt Securities; (18) if the Offered Debt Securities are to be issuable as bearer securities any and all matters incidental thereto; (19) to the extent not addressed in item (17) above, any limitations on the rights of the Holders of the Offered Debt Securities to transfer or exchange the Offered Debt Securities or to obtain the registration of transfer thereof, and if a service charge will be made for the registration of transfer or exchange of the Offered Debt Securities, the amount or terms thereof; (20) any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of Business Day with respect to such Offered Debt Securities; (21) other than the Guarantee, any collateral security, assurance, or guarantee for the Offered Debt Securities; and (22) any other terms of the Offered Debt Securities, not inconsistent with the provisions of the Indenture. (Indenture, Section 301).

     Offered Debt Securities may be sold at a discount below their principal amount. Certain special United States Federal income tax considerations, if any, applicable to Offered Debt Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States Federal income tax or other considerations, if any, applicable to any Offered Debt Securities which are denominated in a currency or currency unit other than Dollars may be described in the applicable Prospectus Supplement.

     Except as may otherwise be described in the applicable Prospectus Supplement, the covenants contained in the Indenture would not afford Holders of Offered Debt Securities protection in the event of a highly-leveraged transaction involving the Company.

     PAYMENT AND PAYING AGENTS. Except as may be provided in the applicable
     -------------------------
Prospectus Supplement, interest on each Offered Debt Security payable on each Interest Payment Date will be paid to the Person in whose name such Offered Debt Security is registered as of the close of business on the Regular Record Date relating to such Interest Payment Date; provided, however, that interest payable at stated maturity will be paid to the Person to whom principal is paid. However, if there has been a default in the payment of interest on any Offered Debt Security, such defaulted interest may be payable to the Holder of such Offered Debt Security as of the close of business on a date selected by the Indenture Trustee which is not more than 15 days and not less than 10 days prior to the date proposed by the Company for payment on such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Offered Debt Security may be listed, if the Indenture Trustee deems such manner of payment practicable (Indenture, Section 307).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of and premium, if any, and interest on, the Offered Debt Securities at Maturity will be payable upon presentation of the Offered Debt Securities at the principal corporate trust office of The Bank of New York, in The City of New York, as Paying Agent for the Company. The Company may change the Place of Payment on the Offered Debt Securities, may appoint one or more additional Paying Agents (including the Company) and may remove any Paying Agent, all at its discretion (Indenture, Section 602).

     REGISTRATION AND TRANSFER. Unless otherwise specified in the applicable
     -------------------------
Prospectus Supplement, the transfer of Offered Debt Securities may be registered, and Offered Debt Securities may be exchanged for other Offered Debt Securities of the same series or Tranche, of authorized denominations and of like tenor and aggregate principal amount, at the principal corporate trust office of The Bank of New York in The City of New York, as Security Registrar for the Offered Debt Securities. The Company may change the place for registration of transfer and exchange of the Debt Securities and may designate one or more additional places for such registration and exchange, all at its discretion. Except as otherwise provided in the applicable Prospectus Supplement, no service charge will be made for any transfer or exchange of the Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Offered Debt Securities. The Company will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any Debt Security during a period of 15 days prior to giving any notice of redemption or (b) any Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part (Indenture, Section 305).

     DEFEASANCE. The principal amount of any series of Debt Securities issued
     ----------
under the Indenture will be deemed to have been paid for purposes of the Indenture and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged if there shall have been irrevocably deposited with the Indenture Trustee or any Paying Agent, in trust:
(a) money in an amount which will be sufficient, or (b) in the case of a deposit made prior to the Maturity of the Debt Securities of such series, Eligible Obligations (as defined below), the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Indenture Trustee, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Debt Securities of such series or portions thereof, on or prior to Maturity. For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof (Indenture, Section 701).

     LIMITATION ON LIENS. So long as any Debt Securities remain outstanding, the
     -------------------
Company will not secure any indebtedness with a lien on any shares of the capital stock of any of its majority-owned subsidiaries, which shares of capital stock are now or hereafter directly owned by the Company, unless all Debt Securities are equally secured; provided, however, that this restriction does not apply to or prevent:

     (a) any lien on capital stock created at the time the Company acquires that capital stock, or within 270 days after that time, to secure all or a portion of the purchase price for that capital stock;

     (b) any lien on capital stock existing at the time the Company acquires that capital stock (whether or not the obligations secured by the lien are assumed by the Company and whether or not the lien was created in contemplation of the acquisition);

     (c) any extensions, renewals or replacements of the liens described in (a) and (b) above, or of any indebtedness secured by those liens; provided, that, the principal amount of indebtedness secured by those liens immediately following the extension, renewal or replacement shall not exceed the principal amount of indebtedness secured by those liens immediately preceding the extension, renewal or replacement, and that the extension, renewal or replacement lien shall be limited to no more than the same proportion of all shares of capital stock as were covered by the lien that was extended, renewed or replaced; or

     (d) any lien arising in connection with court proceedings; provided, that, either (1) the execution or enforcement of that lien is effectively stayed within 30 days after entry of the corresponding judgment (or the corresponding judgment has been discharged within that 30 day period) and the claims secured by that lien are being contested in good faith by the appropriate proceedings; (2) the payment of that lien is covered in full by insurance and the insurance company has not denied or contested coverage; or (3) so long as that lien is adequately bonded, any appropriate legal proceedings that may have been duly initiated for the review of the corresponding judgement, decree or order shall not have been fully terminated or the period within which such proceedings may be initiated shall not have expired.

     Liens on any shares of the capital stock of any of the Company's majority-owned subsidiaries, which shares of capital stock are now or hereafter directly owned by the Company, other than liens described in (a) through (d) above, are referred to herein as "Restricted Liens". The foregoing limitation does not apply to the extent that the Company creates any Restricted Liens to secure indebtedness that, together with all other indebtedness of the Company secured by Restricted Liens, does not at the time exceed 5% of the Company's Consolidated Capitalization (Indenture, Section 608).

     The foregoing limitation does do not limit in any manner the ability of (1) the Company to place liens on any of its assets other than the capital stock of directly held, majority-owned subsidiaries, (2) the Company or FPL Group to cause the transfer of its assets or those of its subsidiaries, including the capital stock covered by the foregoing restrictions, (3) FPL Group to place liens on any of its assets or (4) any of the direct or indirect subsidiaries of the Company or FPL Group (other than the Company) to place liens on any of their assets.

     CONSOLIDATION, MERGER, AND SALE OF ASSETS. Under the terms of the
     -----------------------------------------
Indenture, the Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless (i) the entity formed by such consolidation or into which the Company is merged or the entity which acquires by conveyance or transfer, or which leases, the property and assets of the Company substantially as an entirety shall be a entity organized and existing under the laws of the United States, any state thereof or the District of Columbia and such entity expressly assumes the Company's obligations on all Outstanding Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) the Company shall have delivered to the Indenture Trustee an Officer's Certificate and an Opinion of Counsel as provided in the Indenture (Indenture, Section 1101). The terms of the Indenture do not restrict the Company in a merger in which the Company is the surviving entity.

     EVENTS OF DEFAULT. Each of the following will constitute an Event of
     -----------------
Default under the Indenture with respect to the Debt Securities of any series:
(a) failure to pay any interest on the Debt Securities of such series within 30 days after the same becomes due and payable; (b) failure to pay principal or premium, if any, on the Debt Securities of such series when due and payable; (c) failure to perform, or breach of, any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty of the Company in the Indenture solely for the benefit of one or more series of Debt Securities other than such series) for 90 days after written notice to the Company by the Indenture Trustee, or to the Company and the Indenture Trustee by the Holders of at least 33% in principal amount of the Debt Securities of such series Outstanding under the Indenture as provided in the Indenture; (d) certain events of bankruptcy, insolvency or reorganization of the Company; and (e) any other Event of Default specified with respect to the Debt Securities of such series (Indenture, Section 801).

     An Event of Default with respect to the Debt Securities of a particular series may not necessarily constitute an Event of Default with respect to Debt Securities of any other series issued under the Indenture.

     REMEDIES. If an Event of Default applicable to the Debt Securities of one
     --------
or more series, but not applicable to all Outstanding Debt Securities, shall have occurred and be continuing, either the Indenture Trustee or the Holders of not less than 33% in aggregate principal amount of the Debt Securities of each such series may then declare the principal amount of all Debt Securities of such series (or, if any of the Debt Securities of such series are Discount Securities, such portion of the principal amount of such Debt Securities as may be specified in the terms thereof as contemplated by the Indenture) and interest accrued thereon to be due and payable immediately, by a notice in writing to the Company (and to the Indenture Trustee if given by Holders), and, upon receipt by the Company of notice of such declaration of acceleration, such principal amount (or specified amount) and interest accrued thereon shall become immediately due and payable. If an Event of Default applicable to all Outstanding Debt Securities, including any Event of Default arising out of the bankruptcy, insolvency or reorganization of the Company, shall have occurred and be continuing, either the Indenture Trustee or the Holders of not less than 33% in principal amount of all Debt Securities then Outstanding (considered as one class), and not the Holders of the Debt Securities of any one of such series, may declare the principal of all Debt Securities (or, if any of the Debt Securities of such series are Discount Securities, such portion of the principal amount of such Debt Securities as may be specified in the terms thereof as contemplated by the Indenture) and interest accrued thereon to be due and payable immediately, by a notice in writing to the Company (and to the Indenture Trustee if given by Holders), and, upon receipt by the Company of notice of such declaration of acceleration, such principal amount (or specified amount) and interest accrued thereon shall become immediately due and payable.

     At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

     (a) the Company has paid or deposited with the Indenture Trustee a sum sufficient to pay

         (1) all overdue interest on all Debt Securities of such series;

         (2) the principal of and premium, if any, on any Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities;

         (3) interest upon overdue interest at the rate or rates prescribed therefor in such Debt Securities, to the extent that payment of such interest is lawful; and

         (4) all amounts due to the Indenture Trustee under the Indenture; and

     (b) any other Event or Events of Default with respect to Debt Securities of such series, other than the nonpayment of the principal of the Debt Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture (Indenture, Section 802).

     Subject to the provisions of the Indenture relating to the duties of the Indenture Trustee in case an Event of Default shall occur and be continuing, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Indenture Trustee reasonable indemnity (Indenture, Section 903). If an Event of Default has occurred and is continuing in respect of a series of Debt Securities, subject to such provisions for the indemnification of the Indenture Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Debt Securities of such series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Debt Securities of any one of such series; and provided, further, that such direction will not be in conflict with any rule of law or with the Indenture, and could not involve the Indenture Trustee in personal liability in circumstances where indemnity would not, in the Indenture Trustee's sole discretion, be adequate (Indenture, Section 812).

     No Holder of Debt Securities of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Indenture Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series,
(ii) the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all series in respect of which an Event of Default shall have occurred and be continuing, considered as one class, have made written request to the Indenture Trustee, and such Holder or Holders have offered reasonable indemnity to the Indenture Trustee to institute such proceeding in respect of such Event of Default in its own name as trustee and (iii) the Indenture Trustee has failed to institute any proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series a direction inconsistent with such request, within 60 days after such notice, request and offer (Indenture, Section 807). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security (Indenture, Section 808).

     The Company will be required to furnish to the Indenture Trustee annually a statement by an appropriate officer as to such officer's knowledge of the Company's compliance with all conditions and covenants under the Indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the Indenture (Indenture, Section 606).

     MODIFICATION AND WAIVER. Without the consent of any Holder of Debt
     -----------------------
Securities, the Company and the Indenture Trustee may enter into one or more supplemental indentures for any of the following purposes: (a) to evidence the assumption by any permitted successor to the Company of the covenants of the Company in the Indenture and in the Debt Securities; or (b) to add one or more covenants of the Company or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be Outstanding, Debt Securities of one or more specified series, or one or more specified Tranches thereof, or to surrender any right or power conferred upon the Company by the Indenture; or (c) to add any additional Events of Default with respect to Outstanding Debt Securities; or (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition will adversely affect the interests of the Holders of Debt Securities of any series or Tranche in any material respect, such change, elimination or addition will become effective with respect to such series or Tranche only (1) when the consent of the Holders of Debt Securities of such series or Tranche has been obtained in accordance with the Indenture, or (2) when no Debt Securities of such series or Tranche remain Outstanding under the Indenture; or (e) to provide collateral security for all but not part of the Debt Securities; or (f) to establish the form or terms of Debt Securities of any other series or Tranche as permitted by the Indenture; or (g) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the Holders thereof, and for any and all other matters incidental thereto; or (h) to evidence and provide for the acceptance of appointment of a successor Indenture Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; or (i) to provide for the procedures required to permit the utilization of a non certificated system of registration for the Debt Securities of all or any series or Tranche; or (j) to change any place where (1) the principal of and premium, if any, and interest, if any, on all or any series or Tranche of Debt Securities shall be payable, (2) all or any series or Tranche of Debt Securities may be surrendered for registration of transfer or exchange and (3) notices and demands to or upon the Company in respect of Debt Securities and the Indenture may be served; or (k) to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under the Indenture, provided such changes or additions shall not adversely affect the interests of the Holders of Debt Securities of any series or Tranche in any material respect (Indenture, Section 1201).

     The Holders of a majority in aggregate principal amount of the Debt Securities of all series then Outstanding may waive compliance by the Company with certain restrictive provisions of the Indenture (Indenture, Section 607). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture with respect to such series, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the Holder of each Outstanding Debt Security of such series affected (Indenture, Section 813).

     Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment of the Trust Indenture Act or to effect such changes, additions or elimination, and the Company and the Indenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment (Indenture, Section 1201).

     Except as provided above, the consent of the Holders of a majority in aggregate principal amount of the Debt Securities of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture or modifying in any manner the rights of the Holders of such Debt Securities under the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Debt Securities Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of all series so directly affected, considered as one class, shall be required; and provided, further, that if the Debt Securities of any series shall have been issued in more than one Tranche and if the proposed supplemental indenture shall directly affect the rights of the Holders of Debt Securities of one or more, but less than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all Tranches so directly affected, considered as one class, will be required; and provided further, that no such amendment or modification may (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or change the coin or currency (or other property) in which any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Debt Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Debt Security, (b) reduce the percentage in principal amount of the Outstanding Debt Security of any series, or any Tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each Outstanding Debt Security of such series or Tranche, or (c) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series or Tranche, without the consent of the Holder of each Outstanding Debt Security affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities or one or more Tranches thereof, or modifies the rights of the Holders of Debt Securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of the Debt Securities of any other series or Tranche (Indenture, Section 1201).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, or whether a quorum is present at the meeting of the Holders of Debt Securities, Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor (unless the Company, such affiliate or such obligor owns all Debt Securities Outstanding under the Indenture, determined without regard to this provision) shall be disregarded and deemed not to be Outstanding.

     If the Company shall solicit from Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by Company Order, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other such Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the Outstanding Debt Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Outstanding Debt Securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of a Holder shall bind every future Holder of the same Debt Security and the Holder of every Debt Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Indenture Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Debt Security (Indenture, Section 104).

     RESIGNATION OF INDENTURE TRUSTEE. The Indenture Trustee may resign at any
     --------------------------------
time with respect to the Debt Securities of one or more series by giving written notice thereof to the Company or may be removed at any time with respect to the Debt Securities of one or more series by Act of the Holders of a majority in principal amount of the Outstanding Debt Securities of such series delivered to the Indenture Trustee and the Company. No resignation or removal of the Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to an Indenture Trustee appointed by Act of the Holders, if the Company has delivered to the Indenture Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture (Indenture, Section 910).

     NOTICES. Notices to Holders of Debt Securities will be given by mail to the
     -------
addresses of such Holders as they may appear in the security register therefor.

     TITLE. The Company, the Indenture Trustee, and any agent of the Company or
     -----
the Indenture Trustee, may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt

Security may be overdue) for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

     GOVERNING LAW. The Indenture and the Debt Securities will be governed by,
     -------------
and construed in accordance with, the laws of the State of New York, without regard to conflict of law principles thereunder, except to the extent that the law of any other jurisdiction shall be mandatorily applicable.

     REGARDING THE INDENTURE TRUSTEE. The Indenture Trustee under the Indenture
     -------------------------------
is The Bank of New York. In addition to acting as Indenture Trustee, The Bank of New York acts as Security Registrar and Paying Agent under the Indenture and as Guarantee Trustee under the Guarantee. The Company also maintains various banking and trust relationships with The Bank of New York.

     SUPPORT AGREEMENT. The Company and FPL Group entered into a Support
     -----------------
Agreement dated as of December 18, 1985 (the "Support Agreement"). The Holders of the Offered Debt Securities are not entitled to enforce the covenants and agreements contained in the Support Agreement. The Support Agreement may be modified or terminated at any time without the consent of such Holders.


                          DESCRIPTION OF THE GUARANTEE

     GENERAL. Set forth below is a summary of information concerning the
     -------
Guarantee that will be executed and delivered by FPL Group for the benefit of the Indenture Trustee, which will hold the Guarantee for the benefit of Holders of the Offered Debt Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (Trust Indenture Act). The Bank of New York will act as Guarantee Trustee under the Guarantee for the purposes of compliance with the Trust Indenture Act. The terms of the Guarantee will be those set forth in the Guarantee and those made part of the Guarantee by the Trust Indenture Act. The following description of the terms of the Guarantee does not purport to be complete and is qualified in its entirety by reference to the Guarantee and the Trust Indenture Act. Whenever particular provisions or defined terms in the Guarantee are referred to under this DESCRIPTION OF THE GUARANTEE, such provisions or defined terms are incorporated by reference herein.

     In accordance with the terms of the Guarantee, FPL Group will absolutely, irrevocably and unconditionally guarantee to each holder of an Offered Debt Security issued by the Company and authenticated and delivered by the Indenture Trustee the prompt and full payment, when and as the same shall become due and payable, whether upon acceleration, redemption or stated maturity, according to the terms of the Offered Debt Securities and the Indenture, of the principal, interest and premium, if any, due on such Offered Debt Security but only in the case of a failure of the Company to pay or provide for punctual payment of any such amounts on or before the expiration of any applicable grace periods. In the Guarantee, FPL Group has waived its right to require the Guarantee Trustee, the Indenture Trustee or the Holders to exhaust their remedies against the Company prior to bringing suit against FPL Group.

     The Guarantee will be an unsecured obligation of FPL Group, and will rank pari passu with all other unsecured and unsubordinated indebtedness of FPL Group. There is no limit on the amount of other indebtedness, including guarantees, issuable by FPL Group.

     The Guarantee will constitute a guarantee of payment when due (i.e., the guaranteed party may institute a legal proceeding directly against FPL Group to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity) and not of collection.

     EFFECTIVE SUBORDINATION. FPL Group is a holding company that derives
     -----------------------
substantially all of its income from its operating subsidiaries. The Guarantee therefore will be effectively subordinated to debt and preferred stock at

FPL Group's subsidiary level. Neither the Indenture nor the Guarantee places any limit on the amount of debt or preferred stock issuable by the subsidiaries of FPL Group.

     EVENTS OF DEFAULT. An event of default under the Guarantee will occur upon
     -----------------
the failure of FPL Group to perform any of its payment obligations under the Guarantee. The Holders of the Offered Debt Securities covered by such Guarantee having a majority of the aggregate principal amount of such Offered Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

     The Guarantee Trustee must give to the Holders of Offered Debt Securities covered by the Guarantee, in the manner and to the extent provided in subsection
(c) of Section 313 of the Trust Indenture Act, notice of all defaults known to the Guarantee Trustee, within ninety days after the occurrence thereof.

     The Guarantee Trustee, the Indenture Trustee and the Holders shall have all of the rights and remedies available under applicable law and may proceed by appropriate court action to enforce the terms of the Guarantee and to recover damages for the breach of the Guarantee. Each and every remedy of each such Person shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy now or hereafter existing at law or in equity. At the option of any such Person, the Guarantor may be joined in any action or proceeding commenced by such Person against the Company in respect of any obligations under the Guarantee, and recovery may be had against the Guarantor in such action or proceeding or in any independent action or proceeding against the Guarantor, without any requirement that any remedy or claim against the Company be first asserted, prosecuted or exhausted.

     FPL Group will be required to file annually with the Guarantee Trustee an officer's certificate as to FPL Group's compliance with all conditions under the Guarantee.

     MODIFICATION. The Guarantor and the Guarantee Trustee may, without the
     ------------
consent of any Holder of Offered Debt Securities, agree to any changes to the Guarantee which add additional debt securities to the Guarantee or which do not materially adversely affect the right of Holders. The Guarantee may be amended with the prior approval of the Holders of a majority in aggregate principal amount of all Offered Debt Securities covered by the Guarantee; provided, that the right of any Holder to receive payment under the Guarantee on the due date of the Offered Debt Securities held by such Holder, or to institute suit for the enforcement of such payment on or after such due date, may not be impaired or affected without the consent of such Holder.

     REGARDING THE GUARANTEE TRUSTEE. The Guarantee Trustee, prior to the
     -------------------------------
occurrence of a default by FPL Group in performance of the Guarantee, will undertake to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

     TERMINATION OF THE GUARANTEE. The Guarantee will terminate and be of no
     ----------------------------
further force and effect upon full payment of all Debt Securities covered thereby.

     GOVERNING LAW. The Guarantee will be governed by and construed in
     -------------
accordance with the laws of the State of New York, without regard to conflict of laws principles thereunder, except to the extent that the law of any other jurisdiction shall be mandatorily applicable.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Debt Securities in any of three ways: (i) through underwriters or dealers, (ii) directly to a limited number of purchasers or to a single purchaser, or (iii) through agents. The Prospectus Supplement with respect to the Offered Debt Securities sets forth the terms of the offering of the Offered Debt Securities, including the name or names of underwriters, the respective amounts underwritten, the purchase price of such Offered Debt Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The Offered Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters as may be designated by the Company, or directly by one or more of such firms. The underwriter or underwriters with respect to a particular underwritten offering of Offered Debt Securities are named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters are set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Offered Debt Securities if any are purchased.

     Offered Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement sets forth the name of any agent involved in the offer or sale of the Offered Debt Securities in respect of which the Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act.


                                     EXPERTS

     The audited consolidated financial statements of FPL Group and subsidiaries appearing in FPL Group's Annual Report on Form 10-K incorporated herein by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in said Annual Report on Form 10-K, which report is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Legal conclusions and opinions specifically attributed to counsel herein and in the documents incorporated herein by reference have been reviewed by Steel Hector & Davis LLP, West Palm Beach, Florida, counsel to FPL Group and to the Company, and are set forth on the authority of said firm as experts.

                                 LEGAL OPINIONS

     The legality of the Offered Debt Securities and the Guarantee will be passed upon for the Company and FPL Group by Steel Hector & Davis LLP, West Palm Beach, Florida and Thelen Reid & Priest LLP, New York, New York, co-counsel to FPL Group and the Company, and for any underwriter, dealer or agent by Winthrop, Stimson, Putnam & Roberts, New York, New York. Thelen Reid & Priest LLP and Winthrop, Stimson, Putnam & Roberts may rely as to all matters of Florida law upon the opinion of Steel Hector & Davis LLP. Steel Hector & Davis LLP may rely as to all matters of New York law on an opinion of Thelen Reid & Priest LLP.

                           --------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH AN OFFER MADE BY THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FPL GROUP, THE COMPANY OR ANY OTHER PERSON, UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FPL GROUP OR THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              FPL GROUP CAPITAL INC


                                  $
                                   -----------
                   ___% DEBENTURES, SERIES DUE _______, 200__


                                  $
                                   -----------
                   ___% DEBENTURES, SERIES DUE _______, 200__




                          [FPL GROUP CAPITAL INC LOGO]


                             THE DEBENTURES WILL BE
                           ABSOLUTELY, IRREVOCABLY AND
                          UNCONDITIONALLY GUARANTEED BY
                                 FPL GROUP, INC.



                            ------------------------


                                   PROSPECTUS
                                   SUPPLEMENT
                                  JUNE __, 1999



                            ------------------------


                         BANC OF AMERICA SECURITIES LLC

                              CHASE SECURITIES INC.

                              SALOMON SMITH BARNEY